PRESS RELEASE	FOR IMMEDIATE RELEASE
HARRIS & HARRIS GROUP, INC. ®	MARCH 10, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES

D-WAVE’S ARTICLE IN PHYS.ORG

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the article posted by Robert Perkins in Phys.Org on Harris & Harris Group’s portfolio company, D-Wave Systems, Inc., on March 5, 2014. The article, titled "D-Wave chip passes rigorous tests," discusses the results of research published on February 28, 2014, in Nature Physics.

According to the article, "An international collaboration of scientists has now published several papers rejecting classical models of the first generation D-Wave One processor housed at USC. According to the publication, the test demonstrates that the D-Wave One behaved in a way that agrees with a model called "quantum Monte Carlo," yet disagreed with two candidate classical models that could have described the processor in the absence of quantum effects. This is important because current tests cannot directly prove the D-Wave processor is quantum; they can only disprove candidate classical models one at a time."

"Coming on the heels of the February 17, 2014, Time magazine cover story on D-Wave and quantum computing, we believe this is another important confirmation for D-Wave’s quantum processor," said Douglas Jamison, CEO of Harris & Harris Group. "As with many investments, there is little opportunity if there is not diversity of opinion. This is especially true when you are commercializing the world’s first quantum computer. Many more studies are ongoing, and we will await their conclusions, but after reading the story in Time and seeing the progress D-Wave is making, it is difficult not to believe the company has a real opportunity to transform the nature of computing. For public market investors, we believe Harris & Harris Group offers the only opportunity to have access to this transformative new quantum computing paradigm."

The article can be viewed at http://phys.org/news/2014-03-d-wave-chip-rigorous.html.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.phys.org have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.